EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-153578 on Form S-3 of our report dated March 29, 2010, relating to the consolidated financial statements and financial statement schedules of Cole Credit Property Trust II, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting for business combinations) appearing in this Annual Report on Form 10-K of Cole Credit Property Trust II, Inc. for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Phoenix, Arizona
March 29, 2010